Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert A. Peiser

President and CEO

281-490-9730

Imperial Sugar Appoints Robert Kopriva to Board of Directors

SUGAR LAND, TEXAS – Oct. 9, 2007 – Imperial Sugar Company (NASDAQ: IPSU) announced the appointment of Robert Kopriva to its Board of Directors on Oct. 8, 2007. Mr. Kopriva replaces Robert McLaughlin, who is retiring.

Mr. Kopriva, 56, has an extensive background with Sara Lee Corporation, having served in various executive positions from 1981 to 2005, the latest being CEO of Sara Lee Foods. In these roles he has developed strong profit and loss experience in the consumer goods market with a commodity background and a branded focus. Mr. Kopriva also brings to the Imperial Sugar board substantial international experience.

Commenting on the appointment, James J. Gaffney, Imperial Sugar’s chairman of the board, said, “We are very pleased to recruit a person of Bob Kopriva’s talents, experience and character to our board. His knowledge of consumer packaged goods, sold through both the retail and foodservice channels in the U.S. and abroad, will undoubtedly be a welcome resource as we strive to further enhance shareholder value. Speaking for the entire Imperial board, I want to thank Bob McLaughlin for his dedicated service and support since he became an Imperial Sugar director in 2001. His counsel and friendship will be sorely missed,” said Gaffney.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future product innovations, future energy costs, future operating results, operating efficiencies, results of future investments, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, results of actuarial assumptions, strategic initiatives, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.